ION announces order in WesternGeco patent infringement lawsuit

HOUSTON, TX – November 18, 2016 – ION Geophysical Corporation (NYSE: IO) today announced that on November 14, 2016, the trial court issued an order in the previously-reported lawsuit of WesternGeco L.L.C. v. ION Geophysical Corporation that reduced the amount of the appeal bond from $120 million to $65 million, ordered the sureties to pay principal and interest on the royalty previously awarded in the amount of approximately $22 million and declined to issue a final judgment until after consideration of whether enhanced damages should be awarded in the case.

Brian Hanson, ION’s Chief Executive Officer, commented, “While we were disappointed with the unusual decision by the trial court ordering the sureties to pay the royalty damages and interest without a final judgment, we intend to respect the trial court’s decision by transferring up to $22 million to WesternGeco in lieu of having WesternGeco exercise its remedies against the sureties.

“It comes at a time where we have both right sized our business and built sufficient liquidity of approximately $80M to both fund this payment and support normal business operations.

“This seven year old lawsuit has been a hangover to ION’s shareholders far too long and we are looking forward to putting the potential risk of this payment behind us so we can focus on running our business and creating shareholder value through a very difficult time in the industry. The relationship between ION and WesternGeco has never been stronger as we both collaborate on projects and support them as a customer of ION. The value of this relationship far diminishes the $22 million payment and I look forward to a strong future working relationship together.”

1